Exhibit 99.2

Tecumseh Products Company Announces its European Subsidiary is Entering into a Three Year Committed Factoring Agreement

ANN ARBOR, Mich. - June 25, 2013-Tecumseh Products Company (Nasdaq: TECUA/TECUB), a leading global manufacturer of compressors and related products, announced today that its European subsidiary, Tecumseh Europe S.A. has entered into a three-year Factoring Agreement with GE Factofrance, dated as of June 19, 2013 and amended as of June 20, 2013.

“We are delighted to be partnering with GE in Europe” said Janice Stipp, Executive Vice President and CFO. “This will strengthen our liquidity position, and provide us with necessary flexibility as we are implementing steps towards rationalizing and strengthening our business in the European region.”
The maximum aggregate amount of the financed eligible receivables is EUR 40,000,000, which may be increased by up to EUR 10,000,000, subject to increased turnover, GE Credit Committee's prior approval and signing an amendment, as set forth in the Agreement. The Factoring Facility is a limited recourse facility, which provides non-recourse and with-recourse financing. Non-recourse financing is for receivables covered by our subsidiary's credit insurance policy, while financing completely uninsured receivables is subject to GE's prior review and acceptance. GE has agreed not to terminate the Factoring Agreement within a period of thirty-six months, subject to conditions set forth in the Agreement. Additional details on the Agreement can be found in our Form 8-K, filed on June 25, 2013.

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.

Contact:     Janice Stipp
Tecumseh Products
734-585-9507
Investor.relations@tecumseh.com